CorEnergy Announces FERC Approval of MoGas Rate Case

KANSAS CITY, Mo. – August 22, 2019 – CorEnergy Infrastructure Trust, Inc. (“CorEnergy” or the “Company”), today announced that the Federal Energy Regulatory Commission (“FERC”) has approved the settlement of the MoGas rate case filed in May of 2018. MoGas Pipeline LLC (“MoGas”) is a subsidiary of CorEnergy.

The FERC order confirms the new rates equate to an annual revenue of approximately $14.8 million as disclosed in the Company’s Quarterly Report on Form 10-Q for second quarter of 2019. The settlement becomes effective September 1, 2019, with the new rates retroactively effective December 1, 2018.

About MoGas Pipeline LLC
MoGas owns an approximately 263-mile FERC regulated interstate natural gas pipeline system in the St. Louis area and in central Missouri that delivers natural gas to both investor-owned and municipal local distribution systems, having pipeline receipt and delivery interconnects with REX, PEPL and MRT.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen, 913.642.6363
dhagen@corenergy.reit

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705  | Fax:816-875-5875  | corenergy.reit